Exhibit 99.1

Stephen L. Norris -- Co-Founder and President (1988-1997) of the Carlyle Group, a Major Washington, D.C.-Based Merchant Bank -- Joins Global Digital Solutions, Inc. (GDSI) Board of Directors and Is Named Chairman and CEO of GDSI International Chairman of Stephen Norris Capital Partners, LLC, Norris has substantial expertise in structuring, negotiating and implementing leveraged buy-outs, cash-flow-based investments and financing strategies in the public and private capital markets

PALM BEACH, Fla., July 2, 2014 /PRNewswire/  -- Global Digital Solutions, Inc. (OTCQB:GDSI), a company that is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions, today announced that Stephen L. Norris has joined the Company's Board of Directors and has been named Chairman and CEO of GDSI International.

Currently serving as Chairman of Stephen Norris Capital Partners, LLC, Mr. Norris has substantial expertise in structuring, negotiating and implementing leveraged buy-outs, cash-flow-based investments and financing strategies in the public and private capital markets.

Mr. Norris is one of five co-founders of the Carlyle Group, a major merchant bank based in Washington, D.C.  From 1988-1997, Mr. Norris served as Carlyle's President.  He was a principal participant and key advisor in Carlyle's numerous investments in various public and private companies.  While at Carlyle, Mr. Norris, along with other senior members of the Carlyle team, participated in the acquisition, disposition, strategic focusing and financing (in public and private markets) of numerous companies involving several billion dollars of equity capital.  Carlyle invested in leveraged buyouts (LBOs), venture capital (particularly telecommunications and wireless companies in the pre-Internet days), and real estate.  Today, Carlyle is one of the largest and most successful private equity firms in the world.

"The entire GDSI team is thrilled that Steve Norris has joined our board of directors and that he will serve as chairman and CEO of GDSI International," said Richard J. Sullivan, GDSI's President and CEO. "Steve's record of success in negotiating and implementing large-scale investments and financing strategies is truly world-class. The fact that Steve has developed senior-level working relationships with essentially all of the major investment banks in the United States and in the international arena will prove to be highly beneficial as GDSI implements our global growth strategy.  I welcome Steve Norris to the GDSI senior leadership team and look forward to working closely with him and benefiting from his incomparable experience in seizing profitable opportunities in U.S. and global capital markets."

"I'm honored to join the GDSI board and to begin serving as Chairman and CEO of GDSI International," said Stephen Norris.  "Dick Sullivan and the entire GDSI leadership team have a remarkable record of acquiring and growing leading-edge technology companies.  I see enormous growth opportunity for GDSI in both the U.S. and the international arenas and I certainly look forward to working with the GDSI team to leverage these opportunities in the months and years ahead."

More About Stephen L. Norris, JD, LLM

The Honorable Stephen L. Norris served on the Board of Directors of each major Carlyle Group portfolio company and played a major role in strategic decisions. During his tenure, Carlyle's investments produced very successful returns for the investors, averaging approximately a realized 40% internal rate of return (IRR).  Most notably, Mr. Norris had direct responsibility for well over $1 billion in investments, in addition to directing and managing a prominent investor's investment in the recapitalization of Citibank now Citigroup. Mr. Norris' business relationships also made possible this investor's subsequent investments in Euro Disney and Four Seasons Hotels.  By the end of 1998, these three investments had produced well over $10 billion in profits.

In 1992, Mr. Norris was appointed by President George Bush, and confirmed by the U.S. Senate, as one of the five board members of the approximately (at the time) $68 billion Federal Retirement Thrift Investment Board. During his tenure (1992-1995), Mr. Norris successfully advocated for the right of Federal employees to allocate a greater portion of their savings into public equities.  Until late 1996, Mr. Norris served on the Advisory Committee of SEAG, Inc. which advises the Saudi Government on economic development and diversification within the Kingdom of Saudi Arabia.

Prior to co-founding Carlyle, Mr. Norris was a Corporate Vice President of Marriott Corporation in Washington, D.C. He was a principal strategist and advisor for Marriott's substantial public and private financings, limited partnerships, acquisitions and divestitures from 1981 to mid-1987.

Mr. Norris was a Fellow at Yale Law School (1977) and received a B.S. and J.D. (1972, 1975) with honors from the University of Alabama, and an L.L.M. from New York University (1976).

About Global Digital Solutions, Inc.

Global Digital Solutions is positioning itself as a leader in providing cyber arms manufacturing and complementary security and technology solutions.  On June 18, 2014, GDSI announced the acquisition of North American Custom Specialty Vehicles, LLC (NACSV), a leading builder of mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations.  For more information about NACSV's suite of advanced vehicles, click here or visit http://www.gdsi.co/nacs_vehicles.html. For more information about GDSI, visit http://www.gdsi.co.

Forward Looking Statements

This press release contains "forward looking statements". The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company's control, and could cause the Company's results to differ materially from those described.  In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements include statements regarding moving forward with executing the Company's global growth strategy. The statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise, except as required by law.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to the Risk Factors and other information set forth in the Company's Annual Report on Form 10-K filed on March 28, 2014, and in our other filings with the U.S. Securities and Exchange Commission.

Contact:

Richard J. Sullivan
561-515-6163
info@gdsi.co